Exhibit 99.1

Press Release

MSC.Software Enters Into Definitive Agreement for Sale of Subsidiary and Announces Expanded Relationship with ISID
Wednesday February 1, 9:00 am ET

MSC’s Japanese Service Subsidiary is Sold to Long Standing Channel Partner and Reseller, ISID

SANTA ANA, Calif., Feb. 1 /PRNewswire-FirstCall/ – MSC.Software Corp. (OTC: MNSC - News), the leading global provider of virtual product development (VPD) solutions including simulation software and services, today announced that it has entered into a definitive agreement to sell its wholly-owned Japanese service subsidiary, ESTECH Corporation, to Information Services International – Dentsu, Ltd. (ISID), the leading provider of professional consulting and reseller services in Japan.

The transaction is subject to satisfaction of certain closing conditions and the parties anticipate closing the transaction within 30 days. The financial terms of the transaction are not being disclosed at this time.

MSC and ISID have also expanded their business relationship through an amendment of their existing distribution agreement. Through this amendment, ISID will expand their portfolio of MSC’s industry leading VPD solutions for resale accelerating the delivery of ideal solutions to the Japanese market. MSC’s significant presence in Japan will be further enhanced by the expanding role of ISID.

“The sale of ESTECH is part of our previously announced plan to improve business execution on software license revenue while at the same time improving operating margins,” said Bill Weyand, chairmen and CEO, MSC.Software. “ESTECH’s customers will continue to receive the same ‘world class’ services that they have experienced from ESTECH in the past and ESTECH will benefit from ISID’s years of experience in the Japanese marketplace.”

“We have had a long term relationship with ISID as a channel partner in Japan and we are very pleased to be expanding our partnership with ISID. MSC has identified a few key resellers worldwide and we are honored to have ISID as part of our team,” added Mr. Weyand.

Takakazu Morita, General Manager, CAE Marketing of ISID stated, “With the acquisition of ESTECH we will be able to respond to the demand for best-in-class solutions and accelerate our expansion in the Asia Pacific region. We are pleased to grow our valuable partnership with MSC and have the opportunity to deliver the next generation of software solutions to the Japanese market.”

About Information Services International – Dentsu, Ltd.

Since its establishment in 1975, ISID has been serving its customers as their business partner, offering systems integration solutions encompassing consulting services, systems planning, design, development, deployment, and maintenance. Positioned as an IT Solution Innovator, ISID is actively serving in such areas as PLM engineering solutions, banking & finance solutions, ERP/accounting solutions, enterprise marketing solutions, etc. Headquartered in Tokyo, the company employs over 1800 people and has a capitalization of 8,180.5 million yen. For more information visit: www.isid.co.jp/english.

About MSC.Software Corporation

MSC.Software (OTC: MNSC - News) is the leading global provider of virtual product development solutions, including simulation software and services, that helps companies make money, save time and reduce costs associated with designing and testing manufactured products. MSC.Software works with thousands of companies in hundreds of industries to develop better products faster by utilizing information technology, software, services and systems. MSC.Software employs more than 1400 people in 23 countries. For additional information about MSC.Software’s products and services, please visit www.mscsoftware.com.

The MSC.Software Corporate Logo, SimOffice, SimDesigner, MSC, MSC.ADAMS, MSC.Dytran, MSC.EASY5, MSC.Marc, MSC.MasterKey, MSC.Nastran, MSC.Patran, MSC.SimManager and MSC.SOFY are trademarks or registered trademarks of MSC.Software Corporation in the USA and/or other countries. NASTRAN is a registered trademark of NASA. All other trademarks belong to their respective owners.

Media Contact:

Catherine Meek
Manager Corporate Communications
MSC.Software
(714) 445-5647
catherine.meek@mscsoftware.com

Investor Contact:

Joanne Keates
Vice President, Investor Relations
MSC.Software
(714) 444-8551
joanne.keates@mscsoftware.com